Exhibit No. 99

UNITED RETAIL GROUP

RETIREMENT SAVINGS PLAN

December 31, 2005 and 2004

Page

Report of Independent Registered Public Accounting Firm	1 & 2

Statements of Net Assets Available for Plan Benefits	3

Statements of Changes in Net Assets Available for Plan Benefits	4

Notes to Financial Statements	5-10

Supplemental Information

Schedule of Assets Held for Investment Purposes	11

Report of Independent Registered Public Accounting Firm

To the Board of Directors of United

Retail Group, Inc. and the Plan

Administrator of the United Retail

Group Retirement Savings Plan

We have audited the accompanying statements of net assets available for benefits of the United Retail Group Retirement Savings Plan (the “Plan”) as of December 31, 2005 and 2004, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2005 and 2004, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes at December 31, 2005 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

June 26, 2006

Bridgewater, New Jersey

UNITED RETAIL GROUP RETIREMENT SAVINGS PLAN

Statements of Net Assets Available for Plan Benefits

		December 31,
		2005	2004
	Assets
Investments, at fair value		$13,374,817	$10,540,143
Participant loans		466,049	421,409
Cash		-	47,628
Contributions receivable
Participant		11,106	-
Employer		3,002	-
Total assets		$13,854,974	$11,009,180

	Liabilities
Accrued expenses		14,318	4,567

Net assets available for benefits		$13,840,656	$11,004,613

See accompanying notes to financial statements.

UNITED RETAIL GROUP RETIREMENT SAVINGS PLAN

Statements of Changes in Net Assets Available for Plan Benefits

	For the Years Ended
	December 31,
	2005	2004
Additions to net assets attributed to
Investment income:
Interest and dividends	$ 426,779	$ 142,942
Net appreciation in fair value of investments	2,552,778	1,138,536
	2,979,557	1,281,478

Contributions:
Employer contributions	219,702	226,253
Forfeitures applied	(19,712)	(19,640)
Employer	199,990	206,613
Participants	771,669	801,219
Rollovers	6,918	-
	978,577	1,007,832

	3,958,134	2,289,310

Deductions from net assets attributed to
Distributions to participants	1,068,893	940,300
Administrative expenses	53,198	37,671
Total deductions	1,122,091	977,971

Net increase	2,836,043	1,311,339

Net assets available for plan benefits - beginning	11,004,613	9,693,274

Net assets available for plan benefits - ending	$13,840,656	$11,004,613

See accompanying notes to financial statements.

UNITED RETAIL GROUP RETIREMENT SAVINGS PLAN

Notes to Financial Statements

Note 1 -	Description of the Plan

General

The United Retail Group Retirement Savings Plan (the “Plan”) is a defined contribution plan covering certain union and non-union employees of United Retail Group, Inc. and its affiliates, United Retail Incorporated and United Retail Logistics Operations Incorporated (collectively, the “Company” or the “Employer”), who are at least 21 years of age and have completed 1,000 or more hours of service during their first consecutive 12 months of employment or any calendar year beginning in or after their first consecutive 12 months of employment. A certain group of employees of the Employer who are covered by a specific collective bargaining agreement are not eligible to participate in the Plan.

A committee, the members of which are appointed by the Board of Directors of the Employer, administers the Plan.

The following description of the Plan provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”) as amended.

Participant Contributions

A participant may elect to make a voluntary tax-deferred contribution of 1% to 25% of his or her annual compensation up to the maximum permitted by the Internal Revenue Code, adjusted annually. Participant contributions may be limited for highly compensated associates by Internal Revenue Service (“IRS”) non-discrimination rules. Administrative expenses of the Plan will be allocated to participants’ accounts, unless the Employer elects to pay any or all of such costs. Although not mentioned in the Plan document, the Plan operates under a decision by the committee that expenses paid by the Plan will not exceed .25% of the net value of the Plan assets valued as of the last day of each quarter.

The Plan allows participants to direct the investment of their contributions and the related Employer’s matching contributions among several investment funds.

Employer Contributions

The Employer matches 50% of the first 3% of a participant’s voluntary contributions. To the extent participant contributions are limited by IRS non-discrimination rules, employer contributions may be limited as well.

Vesting

A participant is fully and immediately vested for voluntary and rollover contributions and is credited with a year of vesting service in the Employer’s contributions for each Plan year that he or she is credited with at least 500 hours of service. A summary of vesting percentages in the Employer’s contributions follows:

UNITED RETAIL GROUP RETIREMENT SAVINGS PLAN

Notes to Financial Statements

Vesting (continued)

Years of Service	Percentage
Less than 2 years	0%
2 years	20%
3 years	40%
4 years	60%
5 years	80%
6 years or more	100%

Forfeitures

Forfeitures are used to reduce the Employer’s required contributions or to pay administrative expenses.

Payment of Benefits

The full value of participants’ accounts becomes payable upon retirement, disability, or death. Upon termination of employment for any other reason, participants’ accounts, to the extent vested, become payable. Participants will receive the benefit to which they are entitled in the form of a (1) lump-sum cash distribution, with those participants holding shares of employer securities having the option of receiving shares for all or part of the portion of their account invested in employer securities; (2) if eligible, a payment directly to an eligible retirement plan specified by the participant; or (3) if the account balance is greater than $1,000 and the participant has attained age 70½, cash installments over a period not extending beyond the life expectancy of the participant or the joint and last survivor life expectancies of the participant and a designated beneficiary. Those participants with vested account balances more than $1,000 have the option of leaving their accounts invested in the Plan until age 70½.

Participants may make in-service withdrawals of all vested amounts if they have attained the age of 59½.

Note 2 -	Summary of Significant Accounting Policies

Basis of Presentation

The Plan’s financial statements have been prepared on the accrual basis of accounting.

UNITED RETAIL GROUP RETIREMENT SAVINGS PLAN

Notes to Financial Statements

Use of Estimates

The Plan prepares its financial statements in conformity with accounting principles generally accepted in the United States of America, which requires management to make estimates and assumptions that affect the reported amounts of net assets available for plan benefits at the date of the financial statements and the changes in net assets available for plan benefits during the reporting period and, when applicable, disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Investment Valuation and Income Recognition

Mutual funds are stated at fair value as determined by quoted market prices, which represents the net asset value of shares held by the Plan at year-end. Common stock is valued as determined by quoted market price.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Net realized and unrealized gains and losses are recorded in the accompanying statements of changes in net assets available for benefits as net appreciation or depreciation in fair value of investments.

Brokerage fees are added to the acquisition costs of assets purchased and subtracted from the proceeds of assets sold.

Mutual Fund Fees

Underlying investments in mutual funds are subject to sales charges in the form of front-end loads, back-end loads or 12b-1 fees. 12b-1 fees, which are ongoing fees allowable under Section 12b-1 of the Investment Company Act of 1940, are annual fees deducted to pay for marketing and distribution costs of the funds. These fees are deducted prior to the allocation of the Plan’s investment earnings activity and thus not separately identifiable as an expense.

Benefit Payments

Benefits are recorded when paid.

Note 3 -	Participant Loans

Participants are permitted to borrow from their account the lesser of $50,000 or 50% of the vested balance of their account with a $1,000 minimum for a term of not more than five years with repayment made from payroll deductions. All loans become due and payable in full upon a participant’s termination of employment with the Employer. The borrowing constitutes a separate earmarked investment of the participant’s account. Interest on the borrowing is based on a formula using the published prime rate on the date of application.

UNITED RETAIL GROUP RETIREMENT SAVINGS PLAN

Notes to Financial Statements

Note 4 -	Tax Status

The Plan obtained its latest determination letter on July 15, 2003 in which the Internal Revenue Service stated that the Plan was in compliance with the applicable requirements of the Internal Revenue Code (the “Code”). The Plan has been amended since receiving the determination letter. However, the Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code.

Note 5 -	Investments

Investments that represent 5% or more of the Plan’s net assets as of December 31, 2005 and 2004 are as follows:

	2005	2004
United Retail Group, Inc. Common Stock	$ 3,646,781	$ 1,273,143
Scudder U.S. Treasury Money Fund	2,259,774	2,093,189
Scudder Total Return Fund	1,349,547	-
Scudder Balanced Fund	-	1,453,064
Scudder Growth and Income Fund	2,036,681	1,980,719
Baron Growth Fund	1,419,645	1,361,322
Templeton Foreign Fund	736,098	631,305

The personal access accounts (self-directed brokerage accounts) shown on the attached supplemental schedule consisted of the following at December 31:

	2005	2004
Cash and cash equivalents	$44,110	$64,737
SSGA Money Market Fund

Employer stock
United Retail Group, Inc., 167,353 shares	2,200,692	724,638

Equities
Altria Group, Inc.	13,475	10,535
Emagin Corp.	15,333	29,631
Restoration Hardware, Inc.	30,100	57,400
American Express	18,082	19,631
Exxon Mobil Corp.	18,294	16,383
Sirius Satellite Radio, Inc.	7,035	8,001
Time Warner, Inc.	2,806	3,112
Bebe Stores Inc.	28,060	-
Wet Seal Inc. Cl. A	35,520	-
Ameriprise Finl Inc.	2,878	-

Total	$2,416,385	$934,068

UNITED RETAIL GROUP RETIREMENT SAVINGS PLAN

Notes to Financial Statements

The Plan’s investments (including investments bought, sold and held during the year) appreciated in value during 2005 and 2004 as follows:

Investments at fair value as determined	2005	2004
by quoted market price:
Shares of registered investment companies	$32,703	$658,437
United Retail Group, Inc. common stock	2,516,305	418,963
Various common stock	3,770	61,136

	$2,552,778	$1,138,536

Note 6 -	Party-in-Interest

The Plan’s investments are held by Scudder Trust Company, who manages certain mutual funds in which the Plan invests, thus these transactions qualify as party-in-interest transactions.

Note 7 -	Plan Termination

Although the Employer has not expressed any intent to do so, the Employer has the right under the Plan to discontinue their contributions at any time. United Retail Group, Inc. has the right at any time, by action of its Board of Directors, to terminate the Plan subject to the provisions of ERISA. Upon Plan termination or partial termination, participants will become fully vested in their accounts.

Note 8 -	Risks and Uncertainties

The Plan provides for investment options in employer securities and mutual funds. Investment securities are exposed to various risks, such as interest rate, market and credit. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits and the statements of changes in net assets available for benefits.

UNITED RETAIL GROUP RETIREMENT SAVINGS PLAN

Notes to Financial Statements

Note 9 - Subsequent Events

Effective January 3, 2006 four new fund options are available. They are: Scudder Stable Value Fund, Scudder Flag Investors Equity Partners Fund - Class A, T. Rowe Price Growth Stock Fund - Adv Class, and PIMCO Total Return Fund - Admin Class. T. Rowe Price Growth Stock Fund - Adv Class, is a new category fund. Scudder Stable Value Fund replaces Scudder US Treasury Money Fund - Class S. Scudder Flag Investors Equity Partners Fund - Class A, replaces Scudder Growth and Income Fund - Class S. PIMCO Total Return Fund - Admin Class, replaces Scudder Short Term Bond Fund. Existing balances in these funds and any future contributions were automatically transferred (mapped) to the replacement funds. Also effective January 3, 2006 existing balances and any future contributions in the Scudder Total Return Fund - Class S, were automatically transferred to the MFS Total Return Fund - Class A.

Effective February 6, 2006 Scudder Investments changed its brand name to DWS Scudder. The Scudder funds were renamed DWS funds.

UNITED RETAIL GROUP RETIREMENT SAVINGS PLAN

Employer Identification No. 51-0303670, Plan No. 003

Schedule H, Line 4I

Schedule of Assets Held for Investment Purposes

December 31, 2005

(a)	(b) Identity of Issuer, Borrower, Lessor Or Similar Party	(c) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Value	(e) Current Value

*	United Retail Group, Inc.	Common stock, 109,969 shares	$1,446,089

*	Scudder U.S. Treasury Money Fund, Class S	Mutual Fund, 2,259,774 shares	2,259,774

*	Scudder Total Return Fund, Class S	Mutual Fund, 147,491 shares	1,349,547

*	Scudder Growth and Income Fund, Class S	Mutual Fund, 93,426 shares	2,036,681

	Baron Growth Fund	Mutual Fund, 31,270 shares	1,419,645

	Templeton Foreign Fund, Class A	Mutual fund, 58,052 shares	736,098

*	Scudder Short Term Bond Fund, Class S	Mutual fund, 39,852 shares	396,132

*	Scudder S&P 500 Index Fund, Class S	Mutual fund, 21,939 shares	363,305

*	Scudder Dreman High Return Equity Fund, Class A	Mutual fund, 4,809 shares	217,882

	MFS Total Return Fund, Class A	Mutual fund, 37,545 shares	577,070

	Federated Mid Cap Index Fund	Mutual fund, 7,049 shares	156,209

**	Self directed brokerage/ personal access accounts	Various equities	2,416,385

	Participant loans	Interest from 4% to 9.5%	466,049

			$13,840,866

*	Party-in-interest to the Plan.
**	Includes $2,200,692 (167,353 shares) of United Retail Group, Inc. common stock.

See accompanying Report of Independent Registered Public Accounting Firm.